CONTACT:
Marie Dagresto
MKR Group, Inc.
bpom@mkr-group.com
323.468.2300

Patrick Dolan
Chairman & CEO
714.612.6726

BPO MANAGEMENT SERVICES RECEIVES NASDAQ DELISTING
DETERMINATION

IRVINE, Calif., January 4, 2007 - BPO Management Services Inc., (NASDAQ: BPOM), a full service business process outsourcing company focused on serving middle market enterprises, announced that it received notice today that the Nasdaq Listing Qualifications Panel has declined its request for continued listing of the Company’s shares on the Nasdaq Capital Market. The Company was required to meet the initial listing requirements of Nasdaq as a result of its reverse merger, completed on December 15, 2006, with netGuru, Inc. The Panel ruled that the Company was not in compliance with Nasdaq rules because it failed to meet Marketplace Rule 4804(b), which states that, for an initial listing, a company’s stockholders' equity must be not less than $5,000,000. As a result, the Company's common stock will be delisted from the Nasdaq Capital Market effective at the open of business on January 8, 2007. As previously stated, the Company anticipates that its common stock will be quoted on the Over-the-Counter Bulletin Board ("OTCBB") under the ticker symbol "BPOM." Please refer to the Company’s previously issued press release on December 20, 2006 for additional information.

BPO Management Services Chief Executive Officer Patrick Dolan stated, "We expect that our stock will continue to be traded publicly on the OTC Bulletin Board and remain fully committed to maximizing the potential of our services to address the significant opportunities we see in the business process outsourcing space. We remain focused on managing our daily operations and executing against our business plan, which we believe will maximize shareholder value."

About BPO Management Services, Inc.
BPO Management Services (BPOMS) is a business process outsourcing (BPO) service provider that offers a diversified range of on-demand services, including human resources, information technology, enterprise content management, and finance and accounting, to support the back-office functions of middle-market enterprises on an outsourced basis. BPOMS supports middle-market businesses new to the BPO market, established businesses that already outsource, and businesses seeking to maximize return-on-investment from their in-house workforce. For more information, please visit www.bpoms.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
With the exception of historical or factual information, the matters discussed in this press release, including without limitation the ability of the Company’s common stock to trade on The NASDAQ Capital Market or over the counter are forward-looking statements that involve risks and uncertainties. Actual results may differ. Factors that could cause or contribute to such differences in results include, but are not limited to, the ability of the Company to obtain listings on various exchanges, changes in market and business conditions and other risks and factors detailed from time to time in the Company’s public statements and its periodic reports and other filings with the U.S. Securities and Exchange Commission.

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